Exhibit 21.1

BANCTEC, INC.

Founded:  1972

Incorporated (Delaware):  January 2, 1987

SUBSIDIARY NAME	PLACE OF INCORPORATION	DATE OF INCORPORATION
BancTec (Puerto Rico), Inc.	Delaware	February 24, 1988
BTC International Holdings, Inc.	Delaware	December 31, 2001
BancTec Canada	Canada	June 11, 1986
BancTec Limited	England	October 27, 1976
SDS Applications Limited	United Kingdom	April 4, 1996
Plexus Europe Limited	England	March 28, 1983
BancTec Holding N.V.	The Netherlands	May 24, 1991
BancTec A/S	Denmark	December 18, 1969
BancTec Iberica S.A.	Spain	April 9, 1981
BancTec AB	Sweden	September 30, 1992
Privatgirot AB	Sweden	June 24, 2009
BancTec OU	Estonia	October 27, 2005
BancTec Managed Services AB	Sweden	July 1, 2008
BancTec S.A.	France	December 31, 1990
BancTec Business Outsourcing SAS	France	November 14, 2008
BancTec GmbH	Germany	December 14, 1976
BancTec B.V.	The Netherlands	June 4, 1991
Recognition Mexico Holding Inc. (dormant)	Delaware	September 30, 1994
Recognition de Mexico S.A. de C.V. (dormant)	Mexico	November 16, 1994
DocuData Solutions, L.C.	Delaware	December 31, 2001
BTC Ventures, Inc.	Delaware	November 6, 2002
BTI Technologies, L.P.	Texas	November 7, 2002